EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Sonus Investor Relations:	Sonus Media Relations:
Jocelyn Philbrook	Lucy Millington
978-614-8672	978-614-8240
jphilbrook@sonusnet.com	lmillington@sonusnet.com

DR. RICHARD NOTTENBURG TO JOIN SONUS NETWORKS AS PRESIDENT AND CEO

Industry Veteran to Drive Next-Generation Communications Leader into its Next Decade

WESTFORD, Mass., May 20, 2008 — Sonus Networks, Inc. (Nasdaq: SONS), a leading supplier of service provider IP-voice infrastructure solutions, today announced that it has appointed Richard N. Nottenburg, PhD as the Company’s next President and Chief Executive Officer, succeeding Hassan Ahmed.  Nottenburg, former executive vice president chief strategy and technology officer of Motorola, Inc. (NYSE: MOT), will join the Company in mid-June, reporting to the Board of Directors.

“Rich is someone I have known for several years and I am very pleased to welcome him to Sonus.  The Board and I considered many extraordinary candidates from some of the world’s most respected companies as part of our succession planning.   Rich is a truly unique leader with strong relationships with many of the world’s top operators.  He worked closely with senior executives from operators across the globe during his tenure at Motorola,” said Hassan Ahmed, chairman, president and CEO, Sonus Networks. “Rich’s strong focus on customers along with his strategic sense and business acumen make him the right leader to profitability grow Sonus into the next decade.   I look forward to working with Rich in this next phase of our partnership to advance Sonus’ position in the industry.”

As executive vice president and chief strategy and technology officer for Motorola, Inc., Nottenburg was responsible for shaping Motorola’s overall corporate strategy and technology agenda.  During his tenure at Motorola, Nottenburg oversaw acquisitions, divestitures, venture investments, business intelligence and played a major role in new initiatives centered on broadband and Fourth-Generation (4G) wireless, fiber-to-the home and next generation video.

Prior to joining Motorola in 2004, Nottenburg was vice president and general manager of Vitesse Semiconductor Corporation after its merger in 2003 with Multilink Technology Corporation, a publicly traded provider of advanced mixed-signal and VLSI solutions for optical networks.  Nottenburg was the co-founder and chief executive officer of Multilink.  Nottenburg was also influential at industry leader AT&T Bell Laboratories and is listed as a Lucent pioneer of the 1980s.

Nottenburg earned three degrees in electrical engineering — a doctorate from the Ecole Polytechnique Federale de Lausanne in Lausanne, Switzerland, a master’s degree from Colorado State University and a bachelor’s degree from Polytechnic Institute of New York. He serves on the Board of Directors of Comverse Technology (Pink Sheets: CMVT.PK) and on the Institutional Advisory Board of Carmel Ventures, one of Israel’s top-tier venture capital funds.

“Joining Sonus Networks is an honor and once-in-a-lifetime opportunity to lead a company that is changing the way people communicate around the globe.  The potential for Sonus is clear and I am excited to lead this remarkable company into its next phase of growth,” said Nottenburg. “Hassan is an extraordinary mind who led the beginning of a profound change in the communications paradigm.  We are the beneficiaries of his incredible breadth of industry knowledge and deep commitment to nurturing Sonus’ growth.  I value Hassan’s guidance and experience and know that we will continue to build on the strong foundation he and the Sonus team have established.”

Over the last decade, Hassan Ahmed has grown the Company to annual revenues of more than $300 million.  Sonus is now widely regarded by industry analysts as the world’s leader in carrier-grade IP voice communications and counts each of the world’s five largest operators as Sonus customers.  Under his leadership, revenues have grown at a compound average rate of over 36% in the last five years.  Ahmed will continue to serve as Chairman of the Board of Directors of  Sonus Networks and additionally serves on the Board of Directors of Airvana, Inc. (NASDAQ: AIRV).  He is also on the Board of Overseers of the Boston Museum of Science and the advisory committee of the Lahore University of Management Sciences as part of his dedication to education around the world.

“The last ten years at Sonus have been an exciting and remarkable period.  We embarked on a mission to change communications networks globally and I am confident that at this point in Sonus’ life there is no question that will happen.  Forging a path to achieve that potential has been a rewarding experience for me, both personally and professionally.  Rich’s leadership and vision for Sonus ensures Sonus will continue on that path and I am pleased to be a part of its next decade,” concluded Ahmed.

About Sonus Networks

Sonus Networks, Inc. is a leading provider of IP-voice infrastructure solutions for wireline and wireless service providers. With its comprehensive IP Multimedia Subsystem (IMS) solution, Sonus addresses the full range of carrier applications, including residential and business voice services, wireless voice and multimedia, trunking and tandem switching, carrier interconnection and enhanced services. Sonus’ voice infrastructure solutions are deployed in service provider networks worldwide. Founded in 1997, Sonus is headquartered in Westford, Massachusetts. Additional information on Sonus is available at http://www.sonusnet.com.

This release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to Item 1A “Risk Factors” of Sonus’ Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Risk factors include among others: the impact of material weaknesses in our disclosure controls and procedures and our internal control over financial reporting on our ability to report our financial results timely and accurately; the unpredictability of our quarterly financial results; risks and uncertainties associated with the Company’s restatement of its historical stock option granting practices and accounting including regulatory actions or litigation; risks associated with our international expansion and growth; consolidation in the telecommunications industry; and potential costs resulting from pending securities and patent litigation against the Company. Any forward-looking statements represent Sonus’ views only as of today and should not be relied upon as representing Sonus’ views as of any subsequent date. While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so, unless required by law.

Sonus is a registered trademark of Sonus Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.